Date:	January 17, 2019

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	Nasdaq Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS FOURTH QUARTER 2018 EARNINGS

•	Q4 2018 annualized loan growth 8%

•	Q4 2018 net income of $5.0 million

•	2018 net income $22.6 million

•	Q4 2018 net interest margin of 3.48%

•	Q4 2018 average shareholders’ equity of $218.4 million is 11.78% of average assets

Danville, VA -- American National Bankshares Inc. (“American National”) (Nasdaq: AMNB), parent company of American National Bank and Trust Company, today announced net income for the fourth quarter of 2018 of $5,002,000 compared to $2,120,000 for the fourth quarter of 2017, a $2,882,000 or 135.9% increase. Basic net income per common share was $0.57 for the fourth quarter of 2018 compared to $0.25 for the 2017 quarter. Diluted net income per common share was $0.57 for the fourth quarter of 2018 compared to $0.24 for the 2017 quarter. Net income for the fourth quarter of 2018 produced a return on average assets of 1.08%, a return on average equity of 9.16%, and a return on average tangible equity of 11.63%.
Net income for the year ended December 31, 2018 was $22,579,000 compared to $15,249,000 for 2017, a $7,330,000 or 48.1% increase. Basic net income per common share was $2.60 for 2018 compared to $1.76 for 2017. Diluted net income per common share was $2.59 for 2018 compared to $1.76 for 2017. Net income for 2018 produced a return on average assets of 1.24%, a return on average equity of 10.56%, and a return on average tangible equity of 13.49%.
The enactment of the new federal tax law in late December 2017 negatively affected net income for the 2017 quarter and year. In order to account for the change in income tax rates from 35% to 21%, American National recognized a $2.7 million charge to its deferred tax asset and a corresponding increase in income tax expense in the fourth quarter of 2017.
Beginning in 2018, income tax expense was positively affected by the substantial reduction in the corporate tax rate.

Financial Performance and Overview
Jeffrey V. Haley, President and Chief Executive Officer, reported, “We are very pleased to report net income for the quarter of $5.0 million, an increase of 135.9% over the comparable quarter of 2017. Net income for 2018 was $22.6 million, an increase of 48.1% over 2017.
“Earnings were positively impacted for the quarter and the year by greater net interest income, lower loan loss provision, and lower corporate income taxes.
“Net interest income has increased with greater earning assets, mostly loans, and increasing market interest rates.
“Earnings have also increased due to a significant reduction in loan loss provision. Our need for loan loss provision was reduced by three factors: loan balances, continued strong asset quality metrics, and improvements in various qualitative factors we use in computing our allowance for loan losses.
“Lastly, benefiting earnings was the substantial decrease in our corporate tax rate. The tax cut, enacted in December 2017, reduced our statutory rate to 21% from 35%.
“Earnings for the fourth quarter 2018 were negatively impacted by unrealized losses on equity securities of $270,000. Accounting for fair value changes in equity securities changed in 2018 and unrealized gains and losses are now reflected in the income statement.
“Further, earnings were negatively impacted for the fourth quarter of 2018 and for the year by merger related expenses. Our pending acquisition of HomeTown Bank is generating significant non-recurring expense, $872,000 of which hit the fourth quarter.
“The balance sheet grew last year. Year over year growth in loans was $21.4 million or 1.6%. Most of this growth occurred in the fourth quarter of 2018 where loans increased $26.3 million or 2.0%. Growth was muted in most of 2018 because of over $40 million in large commercial loan payoffs during the year. Current expectations for 2019 are for growth in loans at a moderate pace, probably in the mid-single digit percentage range.
“Year over year growth in deposits was $31.5 million or 2.1%. This growth is mostly in non-maturity core deposits (non-interest bearing accounts), which increased $41.5 million or 10.5%. Our cost of interest bearing deposits for the fourth quarter was 0.83%, compared to 0.61% for the 2017 quarter. Our net interest margin for the current quarter was 3.48%, up two basis points from the prior year quarter, due in large portion to increasing yields on loans. Protecting our net interest margin is a continuing strategic imperative.
“We have noted that many stocks in the financial sector, including American National, have declined substantially and, in many cases, disproportionately, over the last several months. American National approved a stock repurchase program in January 2018 authorizing the repurchase of up to 300,000 shares over the following two years. We will revisit our intention with respect to the plan, subsequent to completion of the merger with HomeTown Bank, based on then current facts and circumstances.”
Haley concluded, “This is an exciting time for American National. Our employees are working diligently with their new friends at HomeTown Bank to consummate our merger in a few months. The transaction will give American National the largest deposit market share of any community bank in the Roanoke, Virginia market. Our earnings for 2018 were good and we’re expecting 2019, excluding merger related costs, and 2020 will be strong. Balance sheet growth took an uptick late in 2018, but sets the stage for strong expectations in 2019. Our operating philosophy will continue to focus on asset quality, volume and rate – in that order.”

Capital
American National’s capital ratios remain strong and exceed all regulatory requirements.

For the quarter ended December 31, 2018, average shareholders’ equity was 11.78% of average assets, compared to 11.64% for the quarter ended December 31, 2017.
Book value per common share was $25.52 at December 31, 2018, compared to $24.13 at December 31, 2017.
Tangible book value per common share was $20.38 at December 31, 2018, compared to $18.92 at December 31, 2017.

Credit Quality Measurements
Non-performing assets composed of ($1,090,000 of non-performing loans, $72,000 of 90 day past due and accruing loans, and $869,000 of other real estate owned) represented 0.11% of total assets at December 31, 2018, compared to 0.21% at December 31, 2017.
Annualized net charge offs to average loans were 23 basis points for the fourth quarter of 2018, compared to six basis points for the same quarter in 2017. Net charge offs for 2018 were five basis points, compared to two basis points for 2017.
Other real estate owned was $869,000 at December 31, 2018, compared to $1,225,000 at December 31, 2017, a decrease of $356,000 or 29.1%.

Merger Related Financial Impact
The acquisition accounting adjustments related to our 2011 and 2015 acquisitions have had and continue to have a positive impact on net interest income and income before income taxes. The impact of these adjustments is summarized below (dollars in thousands):

For the quarter ended December 31,	2018	2017
Net Interest Income	$286	$529
Income Before Income Taxes	$231	$449

For the year ended December 31,	2018	2017
Net Interest Income	$1,288	$2,114
Income Before Income Taxes	$1,023	$1,586

The fourth quarter of 2018 includes $143,000 in cash basis accretion income related to the early payoff of several acquired loans, compared to $348,000 for the comparable quarter of 2017. For 2018, cash basis accretion income was $688,000, compared to $968,000 for 2017.
The positive financial impact of these merger related accounting adjustments will continue to decline in upcoming quarters.

Net Interest Income
Net interest income before the provision for loan losses increased to $15,012,000 in the fourth quarter of 2018 from $14,363,000 in the fourth quarter of 2017, an increase of $649,000 or 4.5%.
For the 2018 quarter, the net interest margin was 3.48% compared to 3.46% for the same quarter in 2017, an increase of 0.02%.
The major drivers affecting margin were:

•	Positively affecting margin was a $41.4 million (2.4%) increase in average earning assets, at a 19 basis point higher yield.

•	Positively affecting margin was a $30.6 million (7.4%) increase in average noninterest bearing deposits.

•	Negatively affecting margin was a $7.6 million (0.7%) increase in the average balance of interest bearing deposits at a 22 basis point higher cost.

Provision for Loan Losses and Allowance for Loan Losses
Provision expense for the fourth quarter of 2018 was a negative $6,000 compared to a negative $74,000 for the fourth quarter of 2017. The fourth quarter 2018 negative provision was related to adjustments on the specific reserves for several impaired loans.
The allowance for loan losses as a percentage of total loans was 0.94% at December 31, 2018 compared to 1.02% at December 31, 2017.
Net loans outstanding increased during the fourth quarter by $27.1 million or 2.1%. However, the need for additions to the allowance for loan losses was reduced by improvement in various qualitative factors used in the determination of the allowance, notably national and local economic conditions, and loan volume.

Noninterest Income
Noninterest income totaled $2,998,000 in the fourth quarter of 2018, compared with $3,804,000 in the fourth quarter of 2017, a decrease of $806,000 or 21.2%.
The major drivers of this decrease were mortgage banking and securities gains and losses.
Mortgage banking income was down $235,000 or 38.8%, primarily due to lower demand.
Securities gains and losses were down $492,000 or 221.6%, almost entirely related to the change in accounting for equity investments requiring unrealized gains and losses to be reflected in the income statement.

Noninterest Expense
Noninterest expense totaled $11,638,000 in the fourth quarter of 2018, compared to $11,021,000 in the fourth quarter of 2017, an increase of $617,000 or 5.6%.
The primary driver of this increase was merger related expenses related to the pending acquisition of HomeTown Bank. These nonrecurring expenses totaled $872,000 in the fourth quarter of 2018.

About American National
American National is a multi-state bank holding company with total assets of approximately $1.9 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 24 banking offices and two loan production offices. American National Bank also manages an additional $769 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. These include statements as to the anticipated performance of American National and the benefits of the proposed merger with HomeTown Bank, including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. American National intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. American National’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could have a material effect on the operations and future prospects of American National and the resulting company after the proposed merger with HomeTown Bank, include but are not limited to: (1) the businesses of American National and/or HomeTown Bank may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) the ability to obtain required regulatory and shareholder approvals, and the ability to complete the merger on the expected timeframe may be more difficult, time-consuming or costly than expected; (6) changes in interest rates, general economic conditions, legislation and regulation, and monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury, Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System; (7) the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, competition, and demand for financial services in the companies’ respective market areas; (8) the implementation of new technologies, and the ability to develop and maintain secure and reliable electronic systems; (9) accounting principles, policies, and guidelines; and (10) other risk factors detailed from time to time in filings made by American National with the Securities and Exchange Commission. American National undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.